T. Rowe Price Mid-Cap Growth Fund, Inc. 485BPOS

Exhibit 99.(j)(2)

February 25, 2026

Ryan Sutcliffe, Esquire

U.S. Securities and Exchange Commission

Division of Investment Management

100 F Street, N.E. Washington, D.C. 20549

Re:	T. Rowe Price Mid-Cap Growth Fund, Inc.
Mid-Cap Growth Fund
File Nos.: 033-47806/811-6665

Dear Mr. Sutcliffe:

I am counsel to T. Rowe Price Associates, Inc., which serves as the sponsor and investment adviser to all outstanding series of the above-referenced registrant. The registrant proposes to file a Post-Effective Amendment to its registration statement pursuant to Rule 485(b) under the Securities Act of 1933.

I have reviewed the amendment to the registration statement and represent that it does not contain disclosures that, in my opinion, would render the amendment ineligible to become effective pursuant to Rule 485(b).

Sincerely,

/s/Terence Baptiste

Terence Baptiste

Managing Legal Counsel and Vice President, T. Rowe Price Associates, Inc.